SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, AND 74U.

FOR PERIOD ENDING 02/28/2005
FILE NUMBER 811-2729
SERIES NO.: 7

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Institutional Class            $    430
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Private Investment Class       $    570
              Personal Investment Class      $     38
              Cash Management Class          $     39
              Reserve Class                  $      0
              Resource Class                 $    122

73A.          Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Institutional Class            $000.0092
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Private Investment Class       $000.0079
              Personal Investment Class      $000.0064
              Cash Management Class          $000.0088
              Reserve Class                  $000.0048
              Resource Class                 $000.0084

74U.     1.   Number of shares outstanding (000's Omitted)
              Institutional Class               32,255
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Private Investment Class          67,974
              Personal Investment Class          5,785
              Cash Management Class              3,584
              Reserve Class                          0
              Resource Class                    14,698